Trimble Navigation Limited 935 Stewart Drive Sunnyvale, CA 94085 +1 408.481.8000 +1 408.481.8488 fax

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Contacts:	Willa McManmon	Lea Ann McNabb
	Trimble	Trimble
	Investor Relations	Media
	408-481-7838	408-481-7808
	willa_mcmanmon@trimble.com	leaann_mcnabb@trimble.com

Trimble Elects New Chairman and Vice Chairman

SUNNYVALE, Calif., July 24, 2007 -- Trimble (NASDAQ:TRMB) announced that its board of directors today elected a new chairman and vice chairman following the death of chairman Dr. Robert S. Cooper on July 2, 2007.

Dr. Cooper, who served on Trimble’s board since 1989, consistently displayed a unique combination of dignity, integrity and a visionary belief in the benefits of technology. His extensive list of accomplishments includes leadership positions within industry, government and academia. Dr. Cooper was a trusted and valued board member who established a standard of excellence for Trimble and his presence will be missed.

Trimble’s new chairman, Ulf J. Johansson, has served as a director on Trimble’s board since 1999. Johansson was a founder and served as chairman of Europolitan Vodafone AB, a GSM mobile telephone operator in Sweden, from 1990 until March 2005. In April 2005, Johansson was elected to the board of directors of Telefon AB LM Ericsson. He currently also serves as chairman of the board of directors for Novo Nordisk Foundation and Novo A/S, a private Danish investment company which is also the parent company of the Novo Group and majority owner of Novo Nordisk A/S and Novozymes A/S, AcandoFrontec AB, an IT and management consulting company, and Eurostep Group AB, a software and consulting company specializing in product life cycle management.

Trimble’s new vice chairman, Nickolas W. Vande Steeg, has served as a director on Trimble’s board since 2003. Until March of 2007, Vande Steeg was president and chief operating officer of Parker Hannifin Corporation, a diversified manufacturer of motion and control technologies and systems solutions for a wide variety of commercial, mobile, industrial and aerospace markets. He also serves on the Board of Directors of Azusa Pacific University, Urban Youth Workers International, and Wabtec Corporation.

About Trimble

Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978 and headquartered in Sunnyvale, Calif., Trimble has a worldwide presence with more than 3,400 employees in over 18 countries.

For more information Trimble’s Web site at www.trimble.com.

FTRMB

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